EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Reports Fourth Quarter 2005 Results

CARLSBAD, Calif. – February 15, 2006 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the fourth quarter ended December 31, 2005. Net revenue was $56.3 million for the fourth quarter of 2005, compared to $65.5 million for the fourth quarter of 2004 and $53.6 million for the third quarter of 2005. Net income for the fourth quarter of 2005 (inclusive of a one-time $25.2 million income tax benefit) was $22.5 million, or $0.49 per share on a fully diluted basis. This compares to fourth quarter 2004 net income of $4.0 million or $0.09 per share on a fully diluted basis and a third quarter 2005 loss of $1.3 million or a loss of $0.03 per share on a fully diluted basis.

For the total year 2005, net revenue was $233.8 million, as compared to $239.4 million for the year 2004. Total year 2005 net income (inclusive of a one-time $25.2 million income tax benefit) was $26.6 million, or $0.58 per fully diluted share, as compared to 2004 net income of $11.6 million, or $0.25 per fully diluted share.

The company recognized a $25.3 million benefit for income taxes for the quarter ended December 31, 2005. The benefit was comprised of $0.1 million related to the loss from operations at an effective tax rate of 3 percent and $25.2 million associated with the reversal of valuation allowances previously established for U.S. deferred income tax assets. The reversal of the $25.2 million valuation allowances was based upon management’s assessment of the future realization of the company’s U.S. deferred income tax assets. The reversal of valuation allowance for deferred tax assets was a discrete event for income tax purposes and was determined by management effective December 31, 2005. Excluding this income tax benefit, net loss for the fourth quarter 2005 would have been $2.8 million or a net loss per share of $0.06 and net income for the total year 2005 would have been $1.4 million or net income of $0.03 per share. The company expects an effective tax rate of approximately 39 percent for book purposes for 2006. Applying this 2006 effective tax rate to our pro forma fourth quarter 2005 pre-tax loss, our fourth quarter 2005 pro forma net loss per share would have been $0.04. A table reconciling the foregoing pro forma numbers to GAAP is attached.

The fourth quarter 2005 reported net revenue and pro forma net loss per share (before application of the assumed 2006 effective tax rate) was below the company’s previously issued fourth quarter 2005 guidance of net revenue in the range of $57 to $61 million and a net loss of $0.03 to $0.05 per share, respectively. The shortfall was due primarily to component shortages, including a worldwide shortage of high-density SATA drives, which led to approximately $1.7 million in unrealized net revenue for the quarter.

Gross profit for the fourth quarter of 2005 was 21.0 percent as compared to fourth quarter 2004 gross profit of 24.0 percent and third quarter 2005 gross profit of 23.0 percent. The decreases in gross profit percentage can be attributed principally to slightly higher costs associated with the new Ultra320 SCSI product and increased overhead associated with relocating board production assets from our contract manufacturer’s operation in Malaysia to its operation in China.

“The year 2005 was a year of investments in our future,” said Dana Kammersgard, president of Dot Hill. “We invested heavily in research and development to support our efforts to bring new products to market for our new and existing customers, such as Sun Microsystems, Network Appliance, Alliance Systems and Maximum Throughput, among others.  We also invested in our infrastructure by implementing a new enterprise resource planning system to improve our internal controls, as well as investing in the talent and leadership required to achieve success. In 2006, we will focus on executing on the goals we established last year. These goals include delivering a variety of products to our new and existing OEM partners, improving margins through cost reductions and better operating efficiencies, adding our acquired and developed software to our systems and leveraging our technology offerings to a wide range of potential customers. Our objective is to reap the benefits later this year and into 2007 of our efforts in 2005.”

“We exited the fourth quarter of 2005, with cash, cash equivalents and short-term investments totaling $122.2 million, as compared to the third quarter 2005 balance of $123.3 million,” said Preston Romm, Dot Hill’s chief financial officer. “While we are bullish on mid- and long-term prospects, we remain cautiously optimistic about the near term. Therefore, we have set our financial guidance for the first quarter of 2006 in the range of $55 to $58 million for net revenue and a net loss per share in the range of $0.04 to $0.06, which is fully taxed and inclusive of approximately $1.0 million of stock option expense, or approximately $0.014 per share, after tax.”

The fourth quarter 2005 financial results conference call is scheduled to take place on February 15, 2006 at 4:30 p.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 800-901-5218 (U.S.) or 617-786-4511 (International) at least five minutes prior to the start of the call and enter passcode 28437754. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 20862259.

Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end of life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24x7x365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet® II and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s financial and operating results for the first quarter of 2006 and beyond; our ability to deliver new products to our new and existing customers, reduce costs and improve margins, add proprietary components and software to our systems and leverage our technology offerings; and our ability to improve our internal controls. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005

Net Revenue	$65,517	$56,275	$239,376	$233,799
Cost of Goods Sold	49,804	44,447	179,875	180,196
Gross Profit	15,713	11,828	59,501	53,603

Operating Expenses:
Sales and marketing	4,565	4,200	16,839	19,120
Research and development	4,605	7,293	17,993	23,628
General and administrative	2,665	4,076	9,992	12,446
Restructuring, net	(50)	—	(434)	—
In-process research and development	—	—	4,700	—
Total operating expenses	11,785	15,569	49,090	55,194
Operating income (loss)	3,928	(3,741)	10,411	(1,591)

Other Income (Expense):
Interest income, net	353	1,205	1,425	3,394
Gain (loss) on foreign currency transactions, net	(192)	(302)	60	(487)
Other income (expense), net	(26)	(9)	(27)	84
Total other income, net	135	894	1,458	2,991
Income (Loss) Before Income Taxes	4,063	(2,847)	11,869	1,400
Income Tax Expense (Benefit)	29	(25,321)	272	(25,197)
Net Income	$4,034	$22,474	$11,597	$26,597

Net Income Per Share:
Basic	$0.09	$0.51	$0.27	$0.61
Diluted	$0.09	$0.49	$0.25	$0.58

Weighted Average Shares Used to Calculate Net Income Per Share:
Basic	43,630	44,125	43,460	43,903
Diluted	46,083	46,176	46,395	45,639

Comprehensive Income:
Net income	$4,034	$22,474	$11,597	$26,597
Foreign currency translation adjustments	(63)	63	(45)	255
Net unrealized gain (loss) on short-term investments	130	59	(154)	89
Comprehensive income	$4,101	$22,596	$11,398	$26,941

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2004 AND 2005
(In Thousands Except Per Share Amounts)
(Unaudited)

	2004	2005

ASSETS
Current Assets:
Cash and cash equivalents	$67,496	$108,803
Short-term investments	58,690	13,431
Accounts receivable, net of allowance of $491 and $294	40,788	33,669
Inventories	3,671	2,804
Prepaid expenses and other	2,273	4,539
Deferred tax assets	—	5,762
Total current assets	172,918	169,008
Property and equipment, net	7,859	7,891
Goodwill	57,111	40,725
Other intangible assets, net	7,712	7,414
Deferred tax assets	—	41,379
Other assets	967	234
Total assets	$246,567	$266,651

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$40,512	$25,089
Accrued compensation	3,338	3,561
Accrued expenses	3,309	3,633
Deferred revenue	779	1,327
Income taxes payable	532	60
Other liabilities	923	—
Current portion of restructuring accrual	141	45
Total current liabilities	49,534	33,715
Restructuring accrual, net of current portion	37	—
Other long-term liabilities	169	885
Total liabilities	49,740	34,600

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 43,656 and 44,417 shares issued and outstanding at December 31, 2004 and December 31, 2005, respectively	44	44
Additional paid-in capital	277,102	285,377
Deferred compensation	(8)	—
Accumulated other comprehensive loss	(462)	(118)
Accumulated deficit	(79,849)	(53,252)
Total stockholders’ equity	196,827	232,051
Total liabilities and stockholders’ equity	$246,567	$266,651

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
RECONCILIATION TABLE OF NON-GAAP MEASURES
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended	Net Income (Loss) per Share*		Weighted Average Shares
	December 31, 2005	Diluted	Basic	Diluted	Basic
Net Income as reported	$22,474	$0.49	$0.51	46,176	44,125

Effect of deferred tax valuation allowance adjustment	(25,238)	(0.55)	(0.57)	46,176	44,125

Net Loss as adjusted for deferred tax valuation allowance adjustment	(2,764)	(0.06)	(0.06)	44,125	44,125

Effect of 39% effective tax rate for income tax benefit	1,027	0.02	0.02	44,125	44,125

Net Loss as adjusted	$(1,737)	$(0.04)	$(0.04)	44,125	44,125

	Twelve Months Ended	Net Income per Share*		Weighted Average Shares
	December 31, 2005	Diluted	Basic	Diluted	Basic
Net Income (Loss) as reported	$26,597	$0.58	$0.61	45,639	43,903

Effect of deferred tax valuation allowance adjustment	(25,238)	(0.55)	(0.57)	45,639	43,903

Net Income as adjusted	$1,359	$0.03	$0.03	45,639	43,903

* may not aggregate due to rounding

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